Exhibit 99.1

C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 200
Eden Prairie, Minnesota 55344

Chad Lindbloom, vp and chief financial officer (952) 937-7779
Angie Freeman, media relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS
Income from Operations Up 16.3 Percent For the Quarter

MINNEAPOLIS, July 17, 2001 — C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq:CHRW), today reported financial results for the three months and six months ended June 30, 2001. As previously reported, all prior period per share data is reflective of a two-for-one stock split, effected in the form of a 100 percent stock dividend paid on December 1, 2000.

For the second quarter of 2001, net revenues increased 10.9 percent to $118.0 million from $106.4 million in 2000. Income from operations increased 16.3 percent to $36.6 million from $31.4 million in 2000. Net income increased 19.5 percent to $22.6 million from $18.9 million in 2000. Basic net income per share increased 22.7 percent to $0.27 from $0.22 cents per share in 2000. Diluted net income per share increased 18.2 percent to $0.26 from $0.22 cents per share in 2000.

For the six months ended June 30, 2001, net revenues increased 13.0 percent to $231.3 million from $204.8 million in 2000. Income from operations increased 16.6 percent to $65.9 million from $56.5 million in 2000. Net income increased 19.4 percent to $40.8 million from $34.2 million in 2000. Basic and diluted net income per share increased 20.0 percent to $0.48 from $0.40 cents per share in 2000.

“Our non-asset-based, variable cost business model is a distinct advantage, particularly in a tough economic environment like the one we are experiencing currently,” said D.R. “Sid” Verdoorn, chairman and chief executive officer of C.H. Robinson. “Our strengths – incentive oriented culture, huge network of customer and carrier relationships, and a solid technology base-- are serving us well. Our branches have been able to react quickly to signs of the weakening freight environment in 2001, managing their expenses appropriately and only hiring new people as their business requires. And the fact that we’re so close to our customers and carriers in the local markets certainly helps. We see the challenges in the marketplace today as an even greater opportunity to sell Robinson.”

“This is a tough environment, but we’re happy with the results,” said John Wiehoff, president of C.H. Robinson. “Our core truck transportation business was up over 16 percent. Many of our customers, where we have dedicated relationships, had decreased volumes. This created challenges for us. This was especially true in the case of our international air and ocean business. To offset these reductions, both domestically and internationally, we have been marketing aggressively and replacing that business with both new customers and by securing additional lanes or adding services to grow net revenues with customers whose volumes are down. We’re very pleased with the efforts of our people, who continue to sell hard through this slowdown. Our long-term expectations to grow our net revenues and operating income by 15 percent haven’t changed. ”

For the second quarter, transportation net revenues increased 13.1 percent. The increase resulted primarily from an increase in the company’s truck transportation business, including its less-than-truckload business. The truck growth, 16.2 percent, was primarily driven by volume, as net revenue per transaction stayed relatively consistent. Air and ocean net revenues were negatively impacted by volume reductions with several key customers.

Sourcing net revenues decreased 1.4 percent in the second quarter. The company continues to see the trend of less volume with its traditional business with produce wholesalers, which is offset by increases in volumes and net revenues with large retailers.

For the second quarter, information services net revenues increased 3.0 percent. T-Chek Systems related revenues, which now represent approximately 98 percent of the information services business, showed second quarter growth of 13.3 percent. Other non-T-Chek Systems information services business has shown declining net revenues for the quarter. The phase-out of the freight payment business, completed in June, did impact the balance sheet. Although insignificant from a net revenue perspective, the freight payment business did generate short term cash and accounts payable. As of March 31, 2001 there was $16 million in cash and $22 million in accounts payable related to the float generated by this business.

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Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 14,000 customers through a network of 138 offices in North America, South America and Europe. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release, including statements by management regarding expectations of growth, are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, risks associated with operations outside of the US, changing economic conditions such as general economic slowdown and decreased consumer confidence, the effect of the company's accounting policies, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 30, 2001.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,

	2001	2000	2001	2000

Gross revenues	$796,694	$750,994	$1,529,178	$1,401,085

Net revenues:
Transportation:
Truck	$89,958	$77,407	$177,166	$150,705
Intermodal	3,849	3,667	7,594	6,837
Ocean	4,034	4,823	7,509	8,227
Air	792	1,024	1,455	1,623
Miscellaneous	1,741	1,819	3,378	3,857

Total transportation	100,374	88,740	197,102	171,249
Sourcing	12,436	12,615	23,966	23,505
Information services	5,193	5,043	10,244	10,019

Total net revenues	118,003	106,398	231,312	204,773
Operating costs and expenses:
Personnel expenses	56,445	50,303	113,708	100,458
Selling, general and administrative	25,001	24,659	51,673	47,790

Total operating costs and expenses	81,446	74,962	165,381	148,248

Income from operations	36,557	31,436	65,931	56,525
Investment and other income (expense)	739	(123)	1,245	(73)

Income before provision for income
taxes	37,296	31,313	67,176	56,452
Provision for income taxes	14,654	12,369	26,400	22,299

Net income	$22,642	$18,944	$40,776	$34,153

Net income per share (basic)	$0.27	$0.22	$0.48	$0.40

Net income per share (diluted)	$0.26	$0.22	$0.48	$0.40

Weighted average shares outstanding (basic)	84,353	84,582	84,362	84,571

Weighted average shares outstanding	85,882	85,626	85,818	85,550
(diluted)

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CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)

	June 30,	December 31,
	2001	2000

Assets
Current assets:
Cash & investments	$71,585	$79,912
Receivables	378,948	354,953
Other current assets	22,377	25,374

Total current assets	472,910	460,239
Net property and equipment	27,795	29,402
Intangible and other assets	152,594	154,566

	$653,299	$644,207

Liabilities and stockholders' investment
Current liabilities:
Accounts payable	$274,628	$285,932
Accrued compensation	21,816	33,456
Other accrued expenses	30,020	26,863

Total current liabilities	326,464	346,251
Total long term liabilities	866	940
Total stockholders' investment	325,969	297,016

	$653,299	$644,207

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except per share data)

		Six Months Ended
		June 30,	June 30,
		2001	2000

Operating activities:
Net income		$40,776	$34,153
Depreciation and amortization		9,600	8,346
Other non-cash expenses		3,841	(836)
Net changes in operating elements		(45,741)	(33,843)

Net cash provided by operations		8,476	7,820
Investing activities:
Net property additions/retirements		(4,431)	(9,921)
Other assets, net		(366)	(445)

Net cash used for investing		(4,797)	(10,366)
Financing activities:
Net sales/repurchases of common stock		(3,556)	(848)
Cash dividends		(8,450)	(6,675)

Net cash used for financing		(12,006)	(7,523)
Net decrease in cash		(8,327)	(10,069)
Cash and cash equivalents, beginning of period		79,912	49,637

Cash and cash equivalents, end of period		$71,585	$39,568

	As of June 30,

Operational Data:	2001	2000

Employees	3,708	3,478
Branches	138	132

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